Exhibit 99.1

SOUTHSIDE BANCSHARES, INC.
ANNOUNCES RECORD EARNINGS FOR THE
THREE AND NINE
MONTHS ENDED SEPTEMBER 30, 2008
NASDAQ Global Select Market Symbol - "SBSI"

Tyler, Texas (Oct. 27, 2008) Southside Bancshares, Inc. (“Southside” or the “Company”) today reported its financial results for the three and nine months ended September 30, 2008.

Southside reported record net income of $6.3 million for the three months ended September 30, 2008, an increase of $2.8 million, or 78.6%, when compared to $3.5 million for the same period in 2007.

Net income for the nine months ended September 30, 2008, increased $8.5 million, or 71.5%, to $20.3 million from $11.9 million, for the same period in 2007.

Earnings per fully diluted share increased $0.19, or 76.0%, to $0.44 for the three months ended September 30, 2008, compared to $0.25 for the same period in 2007.  Earnings per fully diluted share increased $0.59, or 70.2%, to $1.43 for the nine months ended September 30, 2008, compared to $0.84 for the same period in 2007.

The return on average shareholders’ equity for the nine months ended September 30, 2008, increased to 19.19%, compared to 13.68%, for the same period in 2007.  The return on average assets increased to 1.18%, for the nine months ended September 30, 2008, compared to 0.86%, for the same period in 2007.

“2008 will be remembered as the year of the credit crisis, liquidity pressures and unparalleled volatility.  As financial markets became increasingly dysfunctional, the global government response became increasingly aggressive.  Current economic troubles are not the product of recent decisions, but rather are the result of decisions made over many years.  Fortunately for Southside, the product of our long term decisions did not result in a third quarter marked by crisis management or reactive behavior.  Rather, we were able to concentrate on executing our business plan designed to positively impact current earnings and enhance future franchise value” stated B. G. Hartley, Chairman and CEO of Southside Bancshares, Inc.  “Against this backdrop of financial uncertainty, we are exceptionally pleased to announce record net income for the third quarter and nine months ended September 30, 2008.  The earnings reported today continue to be in large measure the result of strategic investments and decisions initiated, in some cases, years ago.  I would like to update you on a few of our initiatives and benchmarks.”

“For several quarters up to and ending June 30, 2007, the size of our balance sheet was in a period of no growth or actual shrinkage.  Beginning with the third quarter of 2007 we began deliberately increasing the size of the balance sheet and as of September 30, 2008 assets had grown from $1.8 billion at June 30, 2007 to $2.5 billion.  Asset growth during this period included $152.3 million due to the acquisition of Fort Worth National Bank (“FWNB”) in October of 2007, $113.0 million in loan growth (including Southside Financial Group “SFG”) and a $397.2 million increase in the securities portfolio.  Funding for these earning assets was accomplished  through an increase in deposits (net of brokered CDs) of $266.3 million, $100.9 million of which were due to the acquisition of FWNB, an increase in wholesale funding of $348.8 million and an increase in capital of $65.4 million (including trust preferred securities).  The economics associated with this growth is more attractive than we have seen in several years.  At Southside we are well aware of the current precarious economic environment and are managing the bank to an increasing standard of protection.”

“Southside’s strong commitment to traditional banking remains unwavering. Our loan growth is a product of the success of our many lending initiatives and programs coupled with the hard work and dedication of our seasoned lending team. SFG continues to perform as planned.  We continue to believe SFG will be a meaningful contributor to future earnings.  Each of the banking offices of FWNB is now a branch of Southside Bank as the merger of Southside Bank and FWNB was completed on September 29, 2008.  We believe this merger will allow us to further integrate FWNB, increasing the synergies of the two entities.  Southside has traditionally built its banking franchise on a foundation of strong banking talent.  Also, during the third quarter we were able to attract several seasoned lending professionals most of whom are located in our Fort Worth footprint. We anticipate the Fort Worth metropolitan area will continue to be a major driver of our future growth.”

“In the investment portfolio, we managed our agency mortgage-backed securities to profit from the overall weaker real estate market.  Our entire mortgage-backed portfolio continues to be comprised of U. S. agency securities (Ginnie Mae, Fannie Mae and Freddie Mac).  The average coupon in the mortgage-backed securities portfolio ended the quarter at 6.08%, an increase from 5.70% at September 30, 2007.”

The management of the funding for any successful financial institution needs to be a core competency.  Our funding is comprised of core deposit relationships, as well as, wholesale funding in order to complete the picture. We believe our overall funding strategy provides us appropriate funding for our earning assets.  Our funding objectives go well beyond quarterly earnings and include long-term economics, as well as, overall soundness.  As on the asset side, our funding goals are concentrated on maximizing franchise value.

“2008 has been a year marked by several historic economic events. At Southside, as we evaluate the financial landscape, our posture is best described as both cautious and constructive. We firmly believe in the long-term financial success of our great nation. Just as we believe today’s decisions will pave the way for Southside’s future success we believe the same is true for the United States.

Loan and Deposit Growth

For the three months ended September 30, 2008, total loans increased by $9.1 million, or 0.93%, when compared to June 30, 2008.  Management believes that the loan portfolio remains well diversified.  During the quarter ended September 30, 2008, construction and commercial real estate loan categories decreased along with commercial and municipal loan portfolios, while 1-4 family real estate and loans to individuals increased.  When comparing the period ended September 30, 2008 to the comparable period in 2007, total loans grew by $191.8 million, or 24.1%.  Approximately $87.8 million of the increase at September 30, 2008 is related to FWNB, which was purchased in October of 2007, and approximately $73.8 million is related to SFG automobile loans.  The remaining $30.2 million increase is due to loan growth at Southside Bank.  We are pleased that our loan growth appears well diversified as all loan categories increased when comparing September 30, 2008 to the same period in 2007.

Nonperforming assets increased $915,000, or 12.0%, for the three months ended September 30, 2008, when compared to June 30, 2008.  The increase in nonperforming assets is primarily due to an increase in nonaccrual loans and loans 90 days past due at Southside Bank.  The ratio of non-performing assets to total assets increased slightly to 0.34% from 0.33% at June 30, 2008.  Nonperforming assets increased $6.4 million, or 293.2%, when comparing September 30, 2008 to September 30, 2007.  The ratio of non-performing assets to total assets increased but remained relatively low at 0.34%.  In addition, approximately $1.4 million of SFG automobile loans were in nonaccrual status at September 30, 2008 compared to zero at September 30, 2007.  This increase is a result of the $73.8 million in auto loan purchases by SFG currently in Southside’s loan portfolio.

Deposits, net of brokered deposits, decreased $13.9 million, or 0.93%, to $1.5 billion during the three months ended September 30, 2008, when compared to June 30, 2008.  When comparing the period ended September 30, 2008 to the comparable period in 2007, deposits, net of brokered deposits, increased $248.3 million, or 20.2%.  Approximately $100.9 million of the increase at September 30, 2008, is related to FWNB, which was purchased in October of 2007, and approximately $147.4 million of organic deposit growth at Southside Bank.

Net Interest Income

Net interest income increased $9.6 million, or 93.5%, to $19.8 million for the three months ended September 30, 2008, when compared to $10.2 million for the same period in 2007.  This is due to an increase in the average yield on our interest earning assets combined with a decrease in the average yield on the average interest bearing liabilities resulting in an increase in our net interest spread and margin.  For the three months ended September 30, 2008, our net interest spread increased to 3.13% from 1.65% and our net interest margin increased to 3.68% from 2.52% when compared to the same period in 2007.  The net interest margin and net interest spread for the three months ended September 30, 2008, increased to 3.68% and 3.13%, respectively, from 3.65% and 3.06% for the three months ended June 30, 2008.  The increase in the yield on interest earning assets for the three months ended September 30, 2008, compared to the same period in 2007, is reflective of the purchase of $73.8 million of high yield automobile loans by SFG, the addition of approximately $87.8 million of loans associated with FWNB, a 12 basis point increase in the yield on our securities portfolio and an increase in average interest earning assets of $516.0 million, or 29.6%.  The decrease in the average yield on interest bearing liabilities is a result of an overall decrease in interest rates and calling $125.4 million of high yield brokered deposits during 2008.

Net Income for the Three Months

The increase in net income for the three months ended September 30, 2008, was primarily a result of the increase in net interest income and noninterest income partially offset by an increase in provision for loan loss and noninterest expense.  Noninterest income, excluding gain on available for sale securities, increased $520,000, or 8.3%, for the three months ended September 30, 2008, compared to the same period in 2007.  The increase in noninterest income was primarily the result of increases in deposit services income, trust income and other income.  During the three months ended September 30, 2008, we primarily sold specific low coupon mortgage-backed securities where the risk reward profile had changed.  As a result, we realized an $822,000 gain on the sale of available for sale securities during the third quarter of 2008.  Provision for loan losses increased $2.5 million, or 408.1%, for the three months ended September 30, 2008, compared to the same period in 2007 primarily as a result of the $73.8 million investment in the automobile loan portfolios combined with an increase in reserve percentages associated with two of the loan categories due to changing market conditions.

Noninterest expense increased $4.2 million, or 36.8%, for the three months ended September 30, 2008, compared to the same period in 2007.  Due to the acquisition of FWNB during the fourth quarter of 2007 and SFG in the third quarter of 2007, most noninterest expense categories experienced increases.  The increase in noninterest expense was primarily a result of the increase in salaries and employee benefits, occupancy expense and other expense.  The increase in salaries and employee benefits for the three months ended September 30, 2008 was $2.8 million, or 38.1%, compared to the same period in 2007.  The increase in salary and benefits is related to normal annual salary increases, new employees and $1.2 million of this increase is related to a retirement agreement for the Chairman and CEO payable over a five year period, only after the executive retires, which replaces a previous post-retirement agreement.

About Southside Bancshares, Inc.

Southside Bancshares, Inc. is a bank holding company with approximately $2.5 billion in assets that owns 100% of Southside Bank.  Southside Bank currently has 44 banking centers in Texas and operates a network of 45 ATMs.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor.  Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Susan Hill at (903) 531-7220, or susanh@southside.com.

Forward-Looking Statements

Certain statements of other than historical fact that are contained in this document and in written material, press releases and oral statements issued by or on behalf of the Company, a bank holding company, may be considered to be “forward-looking statements” within the meaning of and subject to the protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as "expect," "estimate," "project," "anticipate," “appear,” "believe," "could," "should," "may," "intend," "probability," "risk," "target," "objective," "plans," "potential," and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions of the effect of the Company’s expansion, including expectations of the costs and profitability of such expansion, trends in asset quality and earnings from growth, and certain market risk disclosures are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  As a result, actual income gains and losses could materially differ from those that have been estimated.

Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 under “Forward-Looking Information” and Item 1A. “Risk Factors,” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

	At	At	At
	September 30,	December 31,	September 30,
	2008	2007	2007
	(dollars in thousands)
	(unaudited)

Selected Financial Condition Data (at end of period):

Total assets	$2,524,098	$2,196,322	$1,904,029
Loans	987,375	961,230	795,588
Allowance for loan losses	12,928	9,753	7,668
Mortgage-backed and related securities:
Available for sale, at estimated fair value	1,011,955	727,553	665,244
Held to maturity, at cost	165,288	189,965	197,798
Investment securities:
Available for sale, at estimated fair value	121,509	109,928	87,671
Held to maturity, at cost	477	475	1,354
Federal Home Loan Bank stock, at cost	34,317	19,850	17,004
Deposits	1,479,192	1,530,491	1,354,323
Long-term obligations	589,905	146,558	149,795
Shareholders’ equity	142,427	132,328	123,096
Nonperforming assets	8,561	3,946	2,177
Nonaccrual loans	6,192	2,913	1,307
Loans 90 days past due	1,320	400	466
Restructured loans	158	225	167
Other real estate owned	549	153	172
Repossessed assets	342	255	65

Asset Quality Ratios:
Nonaccruing loans to total loans	0.63%	0.30%	0.16%
Allowance for loan losses to nonaccruing loans	208.79	334.81	586.69
Allowance for loan losses to nonperforming assets	151.01	247.16	352.23
Allowance for loan losses to total loans	1.31	1.01	0.96
Nonperforming assets to total assets	0.34	0.18	0.11
Net charge-offs to average loans	0.70	0.09	0.08

Capital Ratios:
Shareholders’ equity to total assets	5.64	6.02	6.47
Average shareholders’ equity to average total assets	6.17	6.22	6.28

LOAN PORTFOLIO COMPOSITION

The following table sets forth loan totals by category for the periods presented:

	At	At	At
	September 30,	December 31,	September 30,
	2008	2007	2007
		(in thousands)
		(unaudited)
Real Estate Loans:
Construction	$99,235	$107,397	$56,714
1-4 Family Residential	244,988	237,979	225,381
Other	185,248	200,148	178,847
Commercial Loans	165,929	154,171	125,809
Municipal Loans	118,568	112,523	110,084
Loans to Individuals	173,407	149,012	98,753
Total Loans	$987,375	$961,230	$795,588

	At or for the		At or for the
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(dollars in thousands)		(dollars in thousands)
	(unaudited)		(unaudited)

Selected Operating Data:
Total interest income	$34,260	$25,475	$97,931	$75,052
Total interest expense	14,452	15,240	44,858	44,730
Net interest income	19,808	10,235	53,073	30,322
Provision for loan losses	3,150	620	8,336	954
Net interest income after provision for loan losses	16,658	9,615	44,737	29,368
Noninterest income
Deposit services	4,739	4,274	13,823	12,472
Gain on securities available for sale	822	126	6,574	561
Gain on sale of loans	239	424	1,551	1,493
Trust income	678	522	1,890	1,562
Bank owned life insurance income	314	273	1,382	805
Other	827	784	2,388	2,310
Total noninterest income	7,619	6,403	27,608	19,203
Noninterest expense
Salaries and employee benefits	10,002	7,242	27,521	21,644
Occupancy expense	1,449	1,261	4,264	3,619
Equipment expense	327	268	968	738
Advertising, travel & entertainment	447	363	1,407	1,233
ATM and debit card expense	313	247	905	743
Director fees	134	126	425	394
Supplies	201	151	584	487
Professional fees	452	413	1,239	964
Postage	199	165	565	468
Telephone and communications	270	193	785	577
FDIC Insurance	220	38	688	112
Other	1,773	1,075	5,268	3,255
Total noninterest expense	15,787	11,542	44,619	34,234
Income before income tax expense	8,490	4,476	27,726	14,337
Provision for income tax expense	2,240	976	7,399	2,487
Net income	$6,250	$3,500	$20,327	$11,850

Common share data:
Weighted-average basic shares outstanding	13,925	13,746	13,858	13,689
Weighted-average diluted shares outstanding	14,210	14,127	14,187	14,111
Net income per common share
Basic	$0.45	$0.26	$1.47	$0.87
Diluted	0.44	0.25	1.43	0.84
Book value per common share	-	-	10.19	8.94
Cash dividend declared per common share	0.16	0.12	0.41	0.35

Selected Performance Ratios:
Return on average assets	1.03%	0.75%	1.18%	0.86%
Return on average shareholders’ equity	17.47	11.75	19.19	13.68
Average yield on interest earning assets	6.23	6.00	6.33	5.97
Average yield on interest bearing liabilities	3.10	4.35	3.41	4.30
Net interest spread	3.13	1.65	2.92	1.67
Net interest margin	3.68	2.52	3.52	2.52
Average interest earnings assets to average interest bearing liabilities	121.82	125.22	121.45	124.66
Noninterest expense to average total assets	2.60	2.47	2.60	2.48
Efficiency ratio	56.35	66.45	56.88	66.63

RESULTS OF OPERATIONS

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities.

	AVERAGE BALANCES AND YIELDS
	(dollars in thousands)
	(unaudited)
	Nine Months Ended
	September 30, 2008			September 30, 2007
	AVG BALANCE	INTEREST	AVG YIELD	AVG BALANCE	INTEREST	AVG YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans(1) (2)	$980,076	$55,818	7.61%	$770,653	$39,937	6.93%
Loans Held For Sale	2,734	99	4.84%	3,857	149	5.16%
Securities:
Investment Securities (Taxable)(4)	47,105	1,377	3.90%	54,444	2,004	4.92%
Investment Securities (Tax-Exempt)(3)(4)	83,357	4,124	6.61%	41,831	2,221	7.10%
Mortgage-backed and Related Securities (4)	983,882	38,876	5.28%	839,505	32,079	5.11%
Total Securities	1,114,344	44,377	5.32%	935,780	36,304	5.19%
FHLB stock and other investments, at cost	29,108	656	3.01%	20,071	945	6.29%
Interest Earning Deposits	928	22	3.17%	586	26	5.93%
Federal Funds Sold	4,118	79	2.56%	2,102	80	5.09%
Total Interest Earning Assets	2,131,308	101,051	6.33%	1,733,049	77,441	5.97%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	45,590			41,898
Bank Premises and Equipment	40,135			34,374
Other Assets	86,988			43,046
Less: Allowance for Loan Loss	(10,667)			(7,326)
Total Assets	$2,293,354			$1,845,041
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$56,863	545	1.28%	$51,825	505	1.30%
Time Deposits	537,829	17,203	4.27%	547,659	20,055	4.90%
Interest Bearing Demand Deposits	492,051	8,132	2.21%	396,075	9,421	3.18%
Total Interest Bearing Deposits	1,086,743	25,880	3.18%	995,559	29,981	4.03%
Short-term Interest Bearing Liabilities	299,125	7,125	3.18%	269,344	9,771	4.85%
Long-term Interest Bearing Liabilities – FHLB Dallas	308,725	8,828	3.82%	97,662	3,315	4.54%
Long-term Debt (5)	60,311	3,025	6.70%	27,662	1,663	8.04%
Total Interest Bearing Liabilities	1,754,904	44,858	3.41%	1,390,227	44,730	4.30%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	367,786			319,854
Other Liabilities	28,623			19,178
Total Liabilities	2,151,313			1,729,259

Minority Interest in SFG	525			-

SHAREHOLDERS’ EQUITY	141,516			115,782
Total Liabilities and Shareholders’ Equity	$2,293,354			$1,845,041
NET INTEREST INCOME		$56,193			$32,711
NET YIELD ON AVERAGE EARNING ASSETS			3.52%			2.52%
NET INTEREST SPREAD			2.92%			1.67%

(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $1,825 and $1,705 for the nine months ended September 30, 2008 and 2007, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $1,295 and $684 for the nine months ended September 30, 2008 and 2007, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by Fort Worth Bancshares, Inc. to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.

Note: As of September 30, 2008 and 2007, loans totaling $6,192 and $1,307, respectively, were on nonaccrual status.  The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

	AVERAGE BALANCES AND YIELDS
	(dollars in thousands)
	(unaudited)
	Three Months Ended
	September 30, 2008			September 30, 2007
	AVG BALANCE	INTEREST	AVG YIELD	AVG BALANCE	INTEREST	AVG YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans(1) (2)	$985,953	$18,630	7.52%	$777,509	$13,678	6.98%
Loans Held For Sale	2,099	29	5.50%	3,804	53	5.53%
Securities:
Investment Securities (Taxable)(4)	37,826	307	3.23%	44,743	552	4.89%
Investment Securities (Tax-Exempt)(3)(4)	76,646	1,291	6.70%	43,679	772	7.01%
Mortgage-backed and Related Securities (4)	1,119,217	14,883	5.29%	851,985	10,982	5.11%
Total Securities	1,233,689	16,481	5.31%	940,407	12,306	5.19%
FHLB stock and other investments, at cost	33,810	180	2.12%	17,226	245	5.64%
Interest Earning Deposits	530	2	1.50%	655	9	5.45%
Federal Funds Sold	1,559	8	2.04%	2,028	28	5.48%
Total Interest Earning Assets	2,257,640	35,330	6.23%	1,741,629	26,319	6.00%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	45,061			40,381
Bank Premises and Equipment	40,473			35,204
Other Assets	86,542			42,431
Less: Allowance for Loan Loss	(11,614)			(7,381)
Total Assets	$2,418,102			$1,852,264
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$58,646	188	1.28%	$51,846	171	1.31%
Time Deposits	497,663	4,502	3.60%	561,382	6,983	4.94%
Interest Bearing Demand Deposits	511,599	2,567	2.00%	402,884	3,237	3.19%
Total Interest Bearing Deposits	1,067,908	7,257	2.70%	1,016,112	10,391	4.06%
Short-term Interest Bearing Liabilities	279,502	1,986	2.83%	247,088	3,049	4.90%
Long-term Interest Bearing Liabilities – FHLB Dallas	445,590	4,231	3.78%	86,147	997	4.59%
Long-term Debt (5)	60,311	978	6.45%	41,518	803	7.67%
Total Interest Bearing Liabilities	1,853,311	14,452	3.10%	1,390,865	15,240	4.35%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	382,940			323,130
Other Liabilities	39,105			20,134
Total Liabilities	2,275,356			1,734,129

Minority Interest in SFG	425			-

SHAREHOLDERS’ EQUITY	142,321			118,135
Total Liabilities and Shareholders’ Equity	$2,418,102			$1,852,264
NET INTEREST INCOME		$20,878			$11,079
NET YIELD ON AVERAGE EARNING ASSETS			3.68%			2.52%
NET INTEREST SPREAD			3.13%			1.65%

(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $630 and $597 for the three months ended September 30, 2008 and 2007, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $440 and $247 for the three months ended September 30, 2008 and 2007, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by Fort Worth Bancshares, Inc. to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.

 Note: As of September 30, 2008 and 2007, loans totaling $6,192 and $1,307, respectively, were on nonaccrual status.  The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.